Exhibit 99.2

AEGION CORPORATION
Moderator: John Joseph Burgess
April 30, 2014
9:30 a.m. ET

Operator:
Good morning, and welcome to Aegion Corporation's first quarter 2014 earnings call. At this time all participants are in a listen-only mode. Later, there will be a question and answer session, and instructions will follow at that time. If anyone requires assistance during the call, please press star then zero on your touchtone telephone. As a reminder, this event is being recorded.

Management has provided a presentation to summarize the financial results and outlook. The presentation can be found on Aegion's Web site at www.aegion.com. Any financial or statistical information presented during this call, including any non-GAAP information, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on Aegion's Web site at www.aegion.com.

During this conference call, the company will make forward-looking statements, which are inherently subject to risks and uncertainties. Results could differ materially from those currently anticipated due to a number of factors described in the company's SEC filings and throughout this conference call. The company does not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

I would now turn the call over to Joe Burgess, President and CEO of Aegion. Sir, you may begin.

John Joseph Burgess:
Thank you. And good morning to everyone on the call and welcome to our first quarter earnings call. With me today are David Martin, Senior Vice President and Chief Financial Officer; David Morris, Senior Vice President and General Counsel; and Ruben Mella, Vice President of Investor Relations and Corporate Communications.

The first quarter results released last evening were better than our expectations, as the unusually harsh winter weather improved enough in March to allow our operations to execute more backlog, primarily in the North American Water and Wastewater business. We saw important developments during the quarter that bode well for the rest of the year and beyond that reinforce our confidence and the strategy and direction for this company and our profitability expectations for the year.

Specifically, heading into the peak earning season, our view of the backlog and market conditions for the businesses that drive our earnings - Insituform, Brinderson, Corrpro and UPS - are currently strong, and we believe are sustainable over the medium-term. Much more on this later.

Second, while not showing up on our hard backlog, we believe the investments we have made to rebuild the Commercial and Structural North American business are in place and starting to drive the growth we expect for this business. And there are positive developments in Asia too.

Third, the growth driver for our platforms, energy, wastewater and infrastructure really could not be stronger. While that's good news for 2014. It's really good news for Aegion's potential going forward. These positive fundamental factors allow me to reaffirm our 2014 guidance of $1.50 to $1.70 per share.

I will elaborate more in my outlook, in a few minutes, after David Martin gives his perspective on the first quarter results. David?

David A. Martin:
Thank you, Joe, and good morning. Last evening we announced our first quarter non-GAAP earnings per share from continuing operations of $0.13, which grew 44 percent from the first quarter of 2013. Consolidated revenues grew 36 percent and operating income grew 34 percent.

Consistent with our full year expectations, North American Water and Wastewater, Brinderson, Corrpro, United Pipeline and robotic coatings businesses accounted for 80 percent of the revenues in the quarter, and even more from a bottomline perspective.

Results in the quarter were solidly above our expectations, despite the extremely harsh winter weather affecting our quarterly performance and what is traditionally our lightest earnings quarter of the year. There were really four factors that drove our performance in the quarter.

First, the North American Water and Wastewater business started the quarter with record backlog. That led to a solid year-over-year growth, despite the adverse weather conditions and even better, ended the quarter with another record backlog on strong sales acquisitions in the quarter.

Second, Brinderson's contribution was consistent with our expectations with record billable hours for the downstream segment, driven by the recent contract awards. And this was despite absorbing almost $1 million of startup cost during the first quarter on these long-term maintenance programs.

Third, the remaining energy and mining businesses performed as expected with improved results from our robotics coatings business and pipe coating operations in Louisiana. And fourth, we saw encouraging signs in the first quarter, supporting expectations for our recovery in the Commercial and Structural North American business in 2014.

Let's start with North American Water and Wastewater. This business was in an ideal position at the start of 2014 with record backlog, as I said before. It included a favorable mix of higher margin medium diameter work and improved backlog margins. Overall, we were prepared when weather conditions improved in March and we were able to increase production considerably.

Here are some quick statistics that show the real improvement in the business. Revenue grew mid-single digits year-over-year, despite a 10 percent increase in a number of lost crew production days, due to adverse weather conditions.

Gross margins improved 90 basis points from last year and backlog was up 43 percent from one year ago, and I can tell you margins improved once again. Simply put, NAR had a very good first quarter, which drove the overall water and wastewater platform performance you see in our financial results.

Results in the international markets for water and wastewater were slightly lower from the prior year, due mostly to timing in larger projects in Asia-Pacific. You will note that we combined the North American and International Water and Wastewater segments for reporting purposes this quarter, as our platform leadership has solidified under a single, global organization.

Brinderson contributed $0.06 per share in the quarter, including interest on the debt to acquire the business. This was consistent with our expectations as Brinderson significantly increased downstream billable hours to record levels as they began work on $70 million of the expected incremental revenues for 2014 from the new long-term maintenance contracts awarded in the first quarter.

Gross margins were impacted by nearly $1 million, as we incurred sizeable one-time startup cost for these contracts. I expect margins to return to normal levels as we progress on these programs. The mix between our margin upstream and downstream segments favor the downstream this quarter as expected, primarily due to timing related to our large upstream opportunities, which should occur later in the year.

Revenues for the corrosion engineering and cathodic protection business increased low-single digits in the first quarter from growth in the U.S. and the international operations. Gross margins were below last year's results, hindered by several severe winter weather that impacted planned higher margin activity. However, as we enter the prime season for this business, our prospects and backlog division are both improved from one year ago and from year end 2013.

As expected United Pipeline revenues were down mid-teens year-over-year, given the completion of the large Morocco project late last year as well as slowness in the Mexican and the international mining markets outside of Chile, where we executed some project work in the quarter. However, the Middle East delivered strong improvement from the prior first quarter performance and U.S. results were in line with our expectations for the quarter.

Market conditions have improved in the Canadian market, following the unusual slow pipe construction season compared to last year. Overall, while the results were lower than one year ago in this business, were come out of the first quarter in a good position for the key growth markets in North America and the Middle East.

Another important contributor to the Energy and Mining's first quarter results was the Saudi Aramco Wasit robotic coatings project. Production on the lay barge met their production plan, as a result of improved pace in third-party pipe welding operations.

As of March 31, we had completely nearly half of the offshore and onshore interior pipe-weld coatings for the 36-inch diameter trunk lines. We're expecting to complete the project in the fourth quarter or early 2015, the same schedule that we discussed last quarter.

We continue to pursue large project opportunities for Iberia, Louisiana pipe coating facility. Performance in the first quarter came in better than we expected, as we were able to accelerate a number of smaller projects, including higher margin concrete work. In addition we have delivered a modest reduction in our fixed cost profile, as part of the concerted effort to improve our position.

During the first quarter, we began work on several larger projects in our Canadian operations, including installation coatings. And we entered the second quarter with record backlog for this operation.

Our Commercial and Structural results were modestly ahead of expectations. We believe we've reached the turning point, particularly in the U.S. with a greater market visibility and improved project execution, as gross margins improved from 16.4 percent in the fourth quarter to 30.6 percent in the first quarter.

The Asia business experienced nice growth in the prior year with revenues up 60 percent and gross profit improving by over 90 percent. With the execution improvements and growth, the operating loss for this segment was reduced by 52 percent from the fourth quarter of 2013.

Now, quickly turning to other items in the quarter. The effective tax rate in the quarter was 30.3 percent, in line with our full year expectations of around 30 percent. This is higher than we achieved in the first quarter of last year, while we drive a greater percentage of taxable income outside of the United States.

Cash flow from operations in the first quarter was an $8.9 million use of cash compared to a $3.6 million source of cash in Q1 2013. The $19.3 million decline in working capital was attributable to timing of March cash collections, which were pushed out of the quarter.

Overall, DSOs were still down 7 percent from the first quarter of 2013, as we continue to improve cash collection, especially for our North America Water and Wastewater group and the Commercial and Structural group. Brinderson's low DSOs also contributed to the net reduction as well. We still have great opportunities for improvements across all of our businesses for continuing focus on reducing DSOs.

This quarter we used our cash to make a scheduled $4.4 million quarterly debt payment. Capital expenditures were $5.6 million compared to $5 million in the year-ago period. The modest increase in CapEx was due to increased capital needs to support growth in our North American Water and Wastewater business.

CapEx guidance for the full year remains at the $30 million to $35 million range that I discussed last quarter. We've repurchased $3.4 million in shares at an average price of $23.70, as part of our $20 million board authorized program. That is in addition to repurchases made to satisfy tax obligations in connection with investing of equity awards made to employees and directors.

I expect cash flow will improve as we progress through the year, as earnings grow and we achieve the expected improvements in cash collections. I have high confidence at this point. We are on track to generate $100 million to $110 million in cash flow from operations in 2014. This quarter is definitely not a measuring stick for cash flow performance for the year.

And that's the overview of our financial results. So I'll turn over the call back to Joe.

John Joseph Burgess:
Thank you, David. As I indicated in my opening remarks, the backlog position for our primary business units Insituform, Brinderson, Corrpro and UPS remains strong and directly supports our 2014 expectations. Additionally, the drivers for these businesses continue to strengthen boding well for the medium-term. That's the real news going forward for Aegion.

We are tremendously well-positioned with quality products and services in markets that can sustain recurring revenue growth. We also have quality project-based businesses that we can use to target geographic expansion and margin improvement.

So let me start with a more detailed view of our 2014 outlook. First, hats-off to our sales teams, as they continue to drive record backlog positions across many of our business units. Insituform's North American operations did a fantastic job, increasing sales acquisitions by 21 percent year-over-year, leading to another record backlog position of $247 million at quarter's end.

The bid table we see for the balance of 2014 gives us confidence that North American spending levels will again be in the $900 million-plus range, comparable to what we saw in 2013. We will have greater clarity as we progress through the year, but our early view is that 2015 will be very similar.

We recently announced more work in Baltimore and in St. Louis. Our Canadian business has secured significant work in Montreal. We have our largest backlog in pressure pipe ever. It all adds up to a very positive market condition for Insituform. Even better news is that Insituform continues to improve its market position as well. I think the management team has done a nice job, not being satisfied with the strong starting position.

As I have mentioned before, much of the improvement in this business is been achieved by Insituform focusing on Insituform. While we have substantial and capable competitors, the reality is that if we focus on understanding customer requirements, so that we bring the highest value product; if we lean on our quality manufacturing processes to produce world-class liners; if we use our scale to lower our cost and improve transportation logistics; if we continue to refine our cost estimation tools, so that we produced the lowest regional pricing; if we continue to invest in our project management and scheduling capabilities; and most importantly in our people and equipment; we can continue to maintain share and grow margins in this space.

Contracting bid margins are in the mid-teens, a dramatic improvement from several years ago. Again, the management team has done a great job, not becoming complacent in the face of the solid market conditions. We will continue to do so and create even stronger performance ahead.

We are not as bullish on the international water markets, but do expect to outperform 2013. European contracting markets remain sluggish, outside of the Netherlands. We will continue to press our product sales strategy to improve overall margins.

Asia continues to have the highest potential. We were a bit disappointed with the pace of work releases on our new awards in Australia. This will catch up as we progress through the year.

We are anxious to get working again in Kuala Lumpur, Malaysia. The first round of projects completed last year with some of our most profitable work in the theatre. We like our positioning in the next bids and are hoping for awards this summer.

India remains as always enigmatic. We are modestly profitable for the fourth straight month, as we executed emergency work for the Delhi Jal Board. Yet the large projects continue to be delayed, due in our view to political volatility. We remain patient and focused on profitable work.

Before leaving this business, I'd like to comment briefly on the segment consolidation David mentioned. Its purpose stated simply is to drive best practices from each of our global operations to an improved overall performance. This means everything from taking smaller, less expensive CapEx strategies from Asia to the U.S. to utilizing North American management to resolve lingering European issues. And most importantly, making sure the global organization shares the same rigorous standards, when it comes to estimation and project execution. That is happening all over Insituform.

Turning to the energy platform. The Corrpro sales team also did a terrific job, increasing U.S. sales acquisitions by 36 percent to build a growing backlog position focused on higher margin pipeline inspection services, AC mitigation work and cathodic protection design and installation. While weather severely hampered the first quarter, we are excited about what this business can achieve in 2014.

International prospects are also improving. We recently announced the $6.6 million contract in Qatar to install cathodic protection corrosion prevention systems on nearly 700 well casings in the Dukhan Oilfield. We also have received all certifications from Saudi Aramco and have received our first supply orders in that key market.

We expect to continue to grow our business in this important region. We also continue to expect high single-digits revenue growth for the business and margin improvement as well this year.

Brinderson continues to build upon its already strong position in its primary West Coast markets. The downstream business successfully transitioned five major refinery operations during the first quarter, bringing on over 500 additional employees, a 25 percent increase in the employee base, driving record billable hours and starting what will produce roughly $70 million of incremental revenue in 2014. These new awards expanded Brinderson's presents to 13 of the 19 major refineries on the West Coast. Brinderson has a strong history of growing share once they establish a maintenance account.

Look for margin improvement as we sell engineering, safety, turnaround and capital project management services. The upstream business for Brinderson has started a bit slower. General maintenance activities are as expected, but capital program work, which slowed in the fourth quarter of 2013, continued to be slow for most of the first quarter.

We did see an uptick in March with significant bids in both California and the Permian Basin. We continue to expand our presence in the Permian and have begun actively marketing the Brinderson model directly in the Basin. We continue to be impressed with the quality of the management and the Brinderson brand. That brand is based on a relentless diversion to a safe work culture.

It really is a difference maker in what can be a very competitive price market. And it's just not me saying it, the American Fuel & Petrochemical Manufacturers Association will present Brinderson eight merit awards for zero recordable injuries at eight different refineries. In addition, Brinderson was named Contractor of the Year at the Shell Martinez Refinery in Northern California. These are important recognitions of their successful relationship with customers and why we believe we can transition this model to other geographies. Back to 2014, we feel confident Brinderson will achieve its revenue guidance of at least $300 million for the year.

David, talked about the mix results from for the industrial linings business UPS. We see a momentum building in the North American and Middle East markets, both primary markets, which can help us achieve our targets for revenues of greater than a $120 million and improved margins over 2013.

Sales acquisitions in the U.S. and the Middle East were quite strong in the first three months of the year, equaling to about half of all the acquisitions achieved in 2013. This was a good leading indicator for future backlog growth, especially in the U.S. market.

Canada and South America both front-end loaded in 2014, meaning we have backlog in hand to achieve 60 percent to 70 percent of their forecast by the end of the second quarter. We are pursuing promised project opportunities in both markets to fill out the reminder of the year.

We continue to take a cautious approach to the outlook for the pipe coatings business, particularly in New Iberia. In the past few months, we have seen quite a bit of activity on projects scope, engineering specifications and bidding for larger opportunities at various stages of development.

At $450 million, the size of the market is very large, most of which is for the development of deepwater finds. That's why we partnered with Wasco Energy two years ago to construct the installation facility and become a full service operation for our customers, as it relates to deepwater finds.

Combined with our location and logistical advantages, we believe this positioning allows us to compete effectively for these opportunities that we have greater confidence today, it will happen. That effort is getting underway as we begin to execute on our first installation projects in the coming months. While we focus on successfully executing the Wasit robotics coating project, we were also aggressively marketing this proprietary technology to customers in several markets.

Again, it is early, but we've been encouraged by the interest and response from existing and potential new customers, especially in South America, where we have some very, very promising leads. Of course, it's difficult to determine when these opportunities will become workable backlog, that is why we've taken a very cautious approach, and that is reflected both in our current backlog levels and in our earnings guidance. However, we believe these developments are leading indicator for these project businesses, hopefully later this year, but certainly into 2015.

Let me turn to the Commercial and Structural platform. The early months of 2014 have been a busy period for Commercial and Structural North American business. We have a new management team in place that is very experienced in project management and business development. We're implementing new CRM and project management systems taken from our 2011 NAR Insituform experiences, which are helping to build the premier sales and project management organization.

These changes complete the move from regional sales organizations to a product-driven strategy, targeting promising segments within the pipeline, buildings and structures in markets. While still early, our tracking reports show improvement and greater consistency in the trends for crew utilization and revenue per man hour worked.

Our bid estimation is more robust leading to better cost estimates to achieve the target margins. For example, we successfully completed a fairly sizeable project in April, achieving our targeted margins to rehabilitate cooling lines at our power plant. Because of our performance, we were able to secure a favorable change order that increased the projects scale.

Our investments on the sale side are also beginning to take hold, as we secured half of expected full year revenues, $16 million of which was delivered in the first quarter, with our more robust sales funnel, providing the line of sight to a majority of the remaining revenues planned for 2014.

There is a go get portion, we need to secure, as the year progresses. But that is normal for this business, where project duration is measured in weeks, not months or years. The hurdles for this business certainly get higher as the year progresses and while our guidance includes the potential for another loss in 2014, our goal is to be nicely profitable.

Second quarter will give us the additional clarity we need to assess our progress. What we know today, is that the visibility into the market is far too superior to what we've had since we took ownership and we are only getting started with fully leveraging the new resources we have in place.

In the Asia market, we are proceeding with the launch of the Tyfo house Defender System for wooden structures, now that we have national certification by the Japan Building Disaster Prevention Association. We expect a modest revenue contribution in 2014 as we gain experience, operating in the seismic strengthening market.

We are also proceeding with efforts to secure projects in Hong Kong, Singapore and Indonesia, three markets with robust strengthening and rehabilitation programs across the vertical end-markets we serve. We expect to see strong growth in Asia in 2014.

Having spent 2013 rebuilding the management team, I want to report that I'm very impressed with the talent we have assembled to take this business forward. Our sales teams now have deep experience in industrial pipeline remediation, in concrete structural repair and in government infrastructure programs.

Project management, operations crew management, estimating and scheduling are all focused on successful best practices, straight from our wastewater playbook. The product continues to be dynamic, and pipe engineers, always the core strength of the business, continue to be the best in this emerging industry. I believe the turnaround is upon us.

Now, that we're entering the primary earnings season, I'd like to update our assessment of how we expect to perform over the next three quarters. The seasonality of our business is geared toward the second half of the year. That is the traditionally the pattern for our larger businesses, Corrpro, UPS, Insituform and Brinderson.

For example, for the period 2011 to 2013, we produced over two-thirds of the operating income in the back half of the year. Weather and client execution schedules turn this into an annual reality for us.

For the balance of 2014, the third quarter should be our strongest earnings quarter followed by the fourth quarter. We expect the second quarter to be 15 percent to 20 percent better year-over-year. We plan to build momentum for Commercial and Structural throughout the year. The fourth quarter will likely to be the peak quarter for Energy and Mining due to Brinderson, UPS and the final push to close up the Wasit project.

Water and wastewater is more balanced throughout the remainder of the year, but favoring NAR's peak season in the third quarter. This quarterly earnings progression is consistent with our original earnings per share guidance of the $1.50 to $1.70 and supports our expectations for $100 million to $110 million in cash flow from operating activities and return on invested capital around 8 percent.

Lastly, I wanted to comment about the strength of the drivers that we believe are putting Aegion in a position to sustain growth over the medium term. Our wastewater business operates in a sector where there is tremendous need, but structural financial funding constraints limit market growth. This will persist, but our improved operational efficiency will allow us to optimize our position in a variety of market conditions.

We will continue to improve our product profile in pressure piping to spur growth in domestic markets. Internationally, we continue to believe many Asian markets are underexposed to our technologies and underserved by quality service providers. Opening these market will continue to be a priority to create sustained growth opportunities for this business.

Our energy businesses have multiple drivers, reflecting the broad service profile, all of them strong and many accelerating. Corrpro's core market is corrosion prevention and pipeline inspection. Increased inspection requirements in the U.S. and growth in the Middle East will sustain growth for the overall business.

Brinderson provides maintenance in capital program management services to the downstream markets, where refining and petrochemical capacity utilization rates are very high, increasing the importance of high-quality, safely-managed maintenance programs. Upstream, the business will continue to support its clients as they seek to maximize well-field efficiency, the Brinderson model will continue to expand the beyond its West Coast base.

UPS continues to demonstrate that its Tite Liner products has a robust performance envelope in both corrosion and abrasion prevention. As more water is used to make fields efficient, we continue to push into new markets. We believe this business will continue to grow. Coatings technologies will continue to be lumpy, but we are very well prepared for the eventual return of activity in the Gulf of Mexico.

Our five businesses remains a highly-engineered, structural preservation product that participates in pipeline, buildings and infrastructure. We believe the need to protecting these assets while preserving the original purpose of the asset will only accelerate over time. Fyfe continue to innovate at the product level to drive this growth.

For these reasons, I see 2014 as the year we take a significant step forward to achieve our objective of delivering sustainable earnings growth that will drive meaningful annual improvements in return on capital.

Our Investor Day is scheduled for June 4, and I invite you to spend time with our exceptional management team and hear from them how we plan to grow in the years to come.

So now, I'll turn the call back over to the operator for the question-and-answer session. But let me thank you all of you in advance who are on the call, for your continued interest in Aegion.

Operator:
Ladies and gentlemen, if you have a question at this time, please press star and the number one key on your touchtone telephone. If your question has been answered, or you wish to remove yourself from the queue, please press the pound key. Once again, to ask a question, please press star and then one.

And our first question comes from Eric Stine from Craig-Hallum. Your line is open.

Eric Stine:
Hey, everyone. Thanks for taking the questions. So I was wondering if you could just touch on the certification in Japan. And just, I know it's going to be minimal 2014, and likely pretty significant growth going forward, but just what that entails in terms of the launch, kind of the steps we should look for, what your market strategy will be? And then just maybe touch on the competitive environment there as well some of the other things that may also be certified?

John Joseph Burgess:
Sure. Well, I think as we've discussed before we were doing small amounts of work with essentially a regional certification around the Tokyo area, but that was kind of not supportive of a broader growth strategy, to only have a limited certification.

So we did the work over really the last, I'd say, 15 months. It's taken a little bit longer than we thought, but to achieve the national certification, and that process of course is just basically submitting your scientific and engineering data that your proposed product offering supports the structural upgrade designs of the overall government program.

So we received that probably two months ago and that has allowed us to market more broadly. The program at the government level is one where they are offering subsidies to owners of these wooden structures. And obviously there is a couple of different things you can do, we're the only FRP solution in the mix.

There are other contractors that are offering basically what we would consider to be intrusive applications where you're into the sub-foundation of the building and kind of blowing up the concrete and then adding steel areas levels within the home structure, whereas our solution takes a look at the design of the house.

And then obviously, both, places and supplies, the Fibrwrap product at locations within the house without doing a lot of digging or displacement of the original structure or surrounding area. So we think it's, both, a cost effective solution, and then one that offers a minimum disruption to the homeowner.

The go-to-market strategy is to of course take advantage of some of the government work that's going on promoting both the need to do this and the availability of funds. In most areas, we're pretty close to what the government is offering as a subsidy. So there is no additional monies for the homeowner.

But when there is, we've also - while we were working for certification, we've also spend time and effort with various local and regional financial institutions to put together some consumer-based loan products that can allow them to include whatever incremental cost, above the government subsidy in the homeowners' mortgage. And all of that is taking shape here pretty quickly, once we have the certification and we have folks on the ground that are direct marketing that in Japan. So we're pretty excited about it.

Eric Stine:	I mean as far as being involved in the installation process, is that something that you're possibly going to partner with someone to do that?

John Joseph Burgess:
I don't think so. We've got crews in Japan. I mean always, if the thing starts to accelerate and take off, I mean we might look for some installation partners for a portion of that business, particularly if it just becomes difficult to support logistically.

But certainly, in the early days, we think to prove the technology and to make sure that it enjoys a quality reputation both in terms of - not so much talking about the product there as I am just talking about how we handle ourselves during the install around individual residences and making sure that that install is efficient, high-quality, safe. We certainly want to focus on that in the early days to make sure that the product gets the strongest start that it possibly can.

Eric Stine:
Maybe just turning to Brinderson. You talked about in the release and in the call here about the large upstream opportunities. Any details around size or timing of these awards and can you just remind me of the margin profile of upstream versus downstream?

John Joseph Burgess:
Well, the margin profile for upstream is usually 200 basis points to 300 basis points higher than the downstream market. And we frankly saw a little about - let me just start by saying, I mean we're very, very pleased with where Brinderson is, both in terms of acquisitions and what we're capturing, working and the strength in their ability to utilize their nested positions, but the upstream work did table, started to shift on us a little bit in the fourth quarter of 2013, which of course we described when we were talking about the fourth quarter. And that stayed the same really in January and February.

I would say though that really in March that we saw some significant pickup certainly in the Bakersfield area, with some of our primary clients, so finally releasing some bids of pretty significant dollar amounts. We've also acted in some broad capital program management programs, again with some of our major clients.

They don't really like us discussing them by name. So that's why I'm going with the generic "major clients". But I think a significant level of activity in that bid table, the funnel kind of going forward, looks pretty solid to us. So while the margin profile in the first quarter for Brinderson was down a bit, mainly because as David described, we did bring on five new refineries and that shifted our mix temporarily of downstream to upstream, we expect that to rebalance as we go through the year.

Eric Stine:
Last one for me. Just some discussion about, with Brinderson, part of the business here for six to nine months, just some synergies that you're starting to see. I know you noted those last quarter, but synergies, whether it's just feedback from customers or tangible evidence that you can point to? Thanks a lot.

John Joseph Burgess:
Yes, well I think that the obvious synergies with Brinderson business are increasing the exposure of our Corrpro business, particularly to the downstream markets. Corrpro is a very, very solid brand in the energy space, but has tended to focus mostly on midstream applications. So that's certainly something that the leadership of both of those groups is looking at.

There has already been some interest in increased levels of pipeline remediation works relative to utilizing either Fibrwrap or UPS. So I think that those programs will firm up. There has been a couple of small orders, nothing press release worthy, but I think that it's still early days and that that it will be a very, very positive synergy for the company as we go forward.

I will say though that Brinderson, and I said this in my remarks, it's really, it's no small feet to bring on five large scale refinery operations and a 500 new employees who all have to be inculcated into the safety culture and medical exams, and making sure we want them on our staffs and then getting them started in a positive way for those new refinery customers, who have a very high expectation of what Brinderson can deliver. So they've been mainly focused on that, really for the last six months.

Operator:        And our next question comes from Glenn Wortman from Sidoti & Company. Your line is open..

Glenn Wortman:
I know it's early, but you had mentioned that your preliminary 2015 expectations for North American Water and Wastewater for a flat market once again. You guys are outperforming the market this year, based on your expectations, do you think you'd be positioned to once again grow your sales in the region next year?

John Joseph Burgess:
Well, look at as I indicated, I think that the Insituform business is doing very well. I mean since the 2011 kind of run-off and market decline post stimulus and then shrinking of the market, I think we've take a lot of steps to invest in the business, both in terms of upgrading people in some instances, but certainly business processes systems around estimations scheduling the project management. And I think we've also spent a lot of time relative to understanding the market, where it is, what type of visibility we have forward and that is generating improvements just really throughout that.

So when we say the market will be around $900 million-plus that's actually a pretty good place for that market to be. And we think as I said, as that team has become much more disciplined around improving and not relaxing even in a good market condition, I think that that's demonstrating that we can improve margins, both in a growth condition and in a static condition.

I also think we have visibility if that market ever starts to dropdown. So the management team there has just done a nice job, continuing to improve. I also think that the business can produce growth. We're starting to look at some additional products. Our pressure pipe business has a modest, but nice backlog and we think we can improve on that as well.

So we would expect - I would not interpret my remarks as expecting Insituform to be flat in 2015. We think that we will be able to continue to grow in the market. What I don't see right now, and it's early, still early in the year, is I don't see the market going from - I don't have basis to predict that the market will go from $900 million to $1 billion or $1.1 billion, that's really what I meant. But I think we have a strong business in that space and with that generally positive market condition we should continue to grow.

Glenn Wortman:
And I just had a modeling question. OpEx for Energy and Mining was up sequentially. I'm assuming most of that was tied to Brinderson, I think David you actually highlighted some one-time startup cost there? What's a good run rate to model going forward on the OpEx line for Energy and Mining?

David A. Martin	I will consider the run rate being about where it is, right now.

Operator:	Our next question comes from Liam Burke from Janney Capital Markets. Your line is open.

Liam Burke:
Joe, you talked about the number of refineries in California that you're in. It seems like you have significant market share there. How do you grow that business? Do you have to move out of market to or can you go deeper into the existing customer base on the refinery side?

John Joseph Burgess:
It's a mix of both. I would say that the downstream share position of Brinderson is obviously very strong. The goal for that business, of course is once they establish, what we would consider a base maintenance contract, we then get in there and obviously try to impress the client with the quality of our services, saving the money for productivity tools, being safe, being safer than everyone else, which at least in the outsource space is often a key driver to picking up more work.

But then we quickly have to expand-off of that base contract and push engineering services or safety, services try to gain share in the turnaround markets. And then of course hopefully manage increasing amounts of their capital program work, once we established our creditability and our quality performance.

So there is a tremendous organic growth opportunity within the refineries once we're there, because the basic maintenance spend on the mechanical side is probably represents anywhere from 30 percent to 40 percent of the things that Brinderson could target to do. So there is obvious share growth within the individual customer accounts.

And I think the same thing is true for the upstream market. The additional challenge for Brinderson though is to get out of the West Coast. If we didn't do that, then eventually you would be limited in the growth opportunity just because you're confining yourself to that particular geography.

And then so obviously the opportunities to take that model to other markets or primarily you're talking about Texas, either in the Permian, and then hopefully and eventually the Texas Gulf Coast, where the market is obviously much larger than the West Coast.

Liam Burke:
And on the Corrpro, you're starting to build backlog again or build momentum for the sales effort. Are these mostly construction applications or are they more in line with traditional pipe coating or pipe reinforcement?

John Joseph Burgess:
There is a lot of additional pipeline inspection work. There is a lot of cathodic protection and design and maintenance activity. We talked a little bit about AC Mitigation, which is increasingly a strong market for us. And then there is also supply, because we do a fair amount of that. So I would say it's a good mix of the higher market corrosion engineering and inspection work, rather than the construction, whether it's new construction of cathodic or replacement construction.

We still do a bit of that. But I know you'll recall that, I mean that's been an emphasis for us to shift the revenue profile of Corrpro away from kind of the dig and replace on anodes and more towards the higher valued engineering services. So all backlog is good, but I would say that this backlog is better than good, because of grades that's represented in it.

Operator:	And our next question comes from Gerry Sweeney from Boenning. Your line is open.

Gerry Sweeney:        Good morning, guys.

John Joseph Burgess:	Good morning.

Gerry Sweeney:
Couple of quick follow-up questions. Brinderson, you talked about I guess $1 million in costs, it sounds like the on boarding of some of those downstream contracts. Do you see similar costs as the upstream comes on board? And how does that figure into the margin profile?

John Joseph Burgess:
No. The upstream business has a couple of large general (oil-field) maintenance contracts that we're already active in. I'm not aware of kind of new significant scale maintenance contracts. So it's mostly capital program work. Most of the capital program that Brinderson does is traditionally in the upstream market.

So it's bidding work with essentially existing capability. I should probably say, they are looking at some very major broad programs with some of their clients that could involve some startup, particularly if we're able to capture some work outside of the California geography.

So it just means we're looking at some clients, who have asked us to look at some maintenance programs that are in California, and in Colorado and a little bit of Utah, and to the extent that we get outside of that geography, we might have some startup expenses associated with that. But I can tell we'd all be happy, because those will be very, very large programs and we would be happy to take on that startup challenge.

Gerry Sweeney:
Water diameter, in the past you've given some qualitative or even some quantitative guidance on to the diameter of the pipe work. Obviously, it's been skewed to the smaller diameter. It sounds like it's got a little bit better on the medium size. Can you give a little bit more detail as to maybe the percentages or in general terms?

David A. Martin:	I mean it's just moderating a bit. It's not significant.

John Joseph Burgess:
Two years ago, I mean we were north of 85 percent , small diameter. We've kind of drift it back into the low-80s. I think we talked last year about having some brief periods, where we were even below 80, because we had a good mix of projects. That's one thing about when we're bidding on work.

That's represented by large consent decrees. They tend there to put packages out there that are a little bit more balanced versus just trying to get as much footage of small diameter. I think last year, we were in the low-80s for small and had a little more medium, and the mix looks very similar so far in 2014.

Gerry Sweeney:
And then finally, Corrpro, that $6.6 million contract in the Middle East. I know the Middle East is a nice potential market for Corrpro, this looks like this is a nice entry into that market. Can you give us a little detail of that potential for Corrpro there in the Middle East? And any type of background that you see developing?

John Joseph Burgess:
Yes, I think it's a good story that's just starting to emerge. We've actually been doing quite a bit there over the last few years. We had some pretty significant contract work in Kuwait that continues, where we are responsible for corrosion prevention and inspections in their south field.

We bought a small company Hockway a couple of years ago that has given us some presence for Corrpro both in the Emirates and has actually started to pickup some product sales into the Iraqi market, which we think from a product standpoint can be a good market for us.

We put together a joint venture with a group called STARC, that's a Saudi entity that has been working mainly for the last 15 to 18 months to get approvals from Saudi Aramco. You have to be very patient during the approval process to work in some of these countries. But we've received those approvals probably 60 days ago and have already booked over $1 million worth of work in Saudi on the product side, and we're not even really through the design side and the pipeline inspection side.

So we've kind of solidified our management over there and have a gentleman, who is kind of running all of our Middle East energy opportunities for us. And this bid that I described was something that we've had line of sight on for probably six to nine months and we've put the bid together and captured the work.

So we think that's going to be a very, very good space for Corrpro. It's a little bit complex, because each of the countries will have some different relationships. So it's not like working here, where you just get in your car and you drive to the next place. But certainly on the energy side, it has a lot of opportunity for our business.

Operator:	And our next question comes from Noelle Dilts from Stifel. Your line is open.

Noelle Dilts:
First, you said there's an improvement the pipeline market in Canada after the softness you saw last year. Can you talk about the specifics, more on the small-to-medium side in terms of the pipe diameter? And our work suggests a significant increase in long haul pipeline work in Canada in '14. Can you talk about that this is something you're seeing and the extent to which you think you could participate in some of these larger projects?

John Joseph Burgess:
I mean, well, we had some medium diameter work that we felt like we'll get in the fourth quarter of last year that deferred, and we have for our Canadian coating operation picked up some orders. Did pretty good in the first quarter. But I think we're most excited about that we have much more substantial backlog position going into the end of the year, so we're not going to be - that's a business I was talking about, how we're back-end loaded in a lot of these businesses. But that business we're kind of fourth quarter loaded. But we're pretty happy about our backlog position having picked up a medium diameter project work I guess, which is sitting in our backlog.

And I mean I would concur with you from kind of what we see from what our customers are telling us around what our expectations going to be relative to work that we're bidding. It's a pretty frothy up there. So we're hopeful of doing better than our expectations in that business.

Noelle Dilts:
And I may have missed this early on, but you talked a bit about softness in Mexico in UPS and in the oil and gas markets. Can you just give me a little bit more detail on what's going on there and some of the drivers? If I just look at some of the things in the media, of course they're kind of hyping the oil and gas opportunity in Mexico, so I just want to better understand on the dynamic there?

John Joseph Burgess:
Well, I mean medium to long-term, we also were excited about Mexico, because they've - I think it's an earnest effort down there to revise, how they allow private sector companies to participate, which has been very, very limited, which I think is one of the reasons, why they've fallen behind in terms of accessing and utilizing attraction technologies, which have advanced tremendously as we all know over the last decade and then putting the players that understand those technologies into commercial arrangements that are fair.

I think they're trying to change all of that, but it seems to have had a short-term impact of kind of locking up the legacy PEMEX system. So we've not seen a lot of work releases that were slated really from late summer and the fall of last year. We're starting to see a trickle of that, but it almost seems to me like until they get much more definition around what the new era is going to look like, we can expect that to be slower than we had hoped.

Noelle Dilts:
And then, one last question. Just looking out at CRTS with the Wasit projects slated for completion later this year, maybe early next year. Can you just give us some thoughts on kind of how we should think about CRTS in the post-Wasit world? And then maybe talk about the pipeline of projects that's out there now? What you're pursuing and how you think? Is there a more kind of larger opportunities that if you think maybe you'll replace?

John Joseph Burgess:
I mean, first and foremost, the Wasit project being completed will be a bellwether project for that technology. I mean, it's gone now that we've endured all the timing delays, we also spent way too much time talking about last year. The actual performance of the technology in the robotics train has been very, very good.

The only thing that we would have wished for to make it better was early stronger performance from a welding contractor, because we're somewhat sleighed as we judge our productivity, we're obviously connected to how efficient that welder is and if they're slow, we can be very fast, but the overall production data looks slow.

But I will say as that's improved and we think we can compartmentalize issues, the actual production rates, which ultimately translates to barge savings time and that's the real compelling driver of using this technology versus an onshore application or other options, is very impressive, actually better than we had modeled it kind of going into the transaction. So that will certainly be a very strong marketing program as we look at other offshore opportunities in the Persian Gulf, of which there are many. So we feel good about where it is there.

We've marketed the technology into South America as well, because there's shallow water opportunities in Brazil. And the technology has also been working closely with UPS to focus on some very significant projects that are mining-related in Chile. And I think those are the two primary areas as we try to continue to build our resume.

We think it's going to be a growth product, a growth business for us. It will always be a project business though. And so necessarily have some of the issues that are associated with it, waiting for those big investments to be made to generate their projects.

And then of course, once we get a project, for as much as we wish it were different, the joint coating part of the schedule is not the critical path in many, many of these projects. So it can be somewhat difficult. And we always have to take a conservative approach to predicting the timing. But we think we're building resume with that business that ultimately that's going to drive us - hopefully drive us into a growth position.

Operator:	And I am showing no further questions from our phone line.

John Joseph Burgess:
Well, so as we suggested this quarter turned out pretty much the way we thought it would, particularly, given some of the harsh weather, which mainly impacted early in the quarter certainly the Insituform North American business as well as Corrpro. But we ended up pretty much where we think.

And I'll just reiterate that the 2014 looks very strong to us based on the backlog position. And then of course, as I described, we continue to be very comfortable with where our businesses are in terms of positioning for the medium to longer-term. Thanks so much for participating in the call. And we look forward to talking to you later today and in the future. Thank you.

Operator:	Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program. You may all disconnect. Everyone, have a wonderful day.

END